Exhibit 2

                 SECOND AMENDMENT TO THE 7.5 % SECURED NOTE

          SECOND AMENDMENT, dated as of April 3, 2000 (this "Second Amendment"), to the 7.5% Secured Note issued by Bio-Plexus, Inc. (the "Company") to Appaloosa Investment Limited Partnership I (the "Holder") on October 21, 1999 (as such Note may be amended and restated from time to time, the "Note")

                            W I T N E S S E T H:
                            -------------------

          WHEREAS, the Company has issued the Note to the Holder;

          WHEREAS, the Company and the Holder have entered into a First Amendment to the Note on December 30, 1999, which provided, among other things, that the interest on the Note would accrue, beginning on December 30, 1999, at a rate of 12%;

          WHEREAS, the Company has requested that the Holder further amend certain provisions of the Note;

          WHEREAS, the Holder is willing to agree to the requested amendments, but upon the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Company and the Holder hereby agree as follows:

          1. Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Note are used herein as therein defined.

          2. Amendment to Note.
             -----------------

          (a) Subsection 4.4 of the Note is further amended by deleting the date at the end of the first clause of the first sentence thereof and substituting in lieu therefor "April 30, 2000".

          (b) Subsection 5.1(d) of the Note is further amended by deleting all references therein to "February 28, 2000" and substituting in lieu therefor "April 30, 2000".

          (c) Subsection 6.4 of the Note is further amended by deleting the reference to "February 28, 2000" and substituting in lieu therefor "April 30, 2000".

          (d) Subsection 7.1 of the Note is further amended by deleting the definitions of "15% Secured Note," "Maturity Date," "Proxy Statement" and "Transaction Documents" in their entirety and substituting in lieu therefor the following:

               "Maturity Date" shall mean the earlier of April 30, 2000 and the Rollover Date.

               "Proxy Statement" shall mean the proxy statement in a definitive form relating to the Company Meeting and any amendments, supplements or other solicitation materials relating thereto.

               "Second Bridge Loan" means the 15% Secured Note in the initial aggregate principal amount of $1,650,000 issued by the Company to the Holder on January 5, 2000, as such 15% Secured Note may be amended from time to tome.

               "Third Bridge Loan" means the 15% Secured Note, in the initial aggregate principal amount of $2,200,000, issued by the Company to the Holder on the date hereof, as such 15% Secured Note may be amended from time to time.

               "Transaction Documents" shall mean this Note, the Second Bridge Loan, the Third Bridge Loan, the side letter, dated December 30, 1999, between the Company and the Holder (as such side letter may be amended and restated from time to time), the Security Agreement, the Registration Rights Agreement, the warrants to be issued to Affiliates of the Holder pursuant to section (c) of the aforesaid side letter, the Warrants and the side letter, dated April 3, 2000, between the Company and the Holder (as such side letter may be amended and restated from time to time).

          3. Representations and Warranties. The Company hereby confirms, reaffirms and restates the representations and warranties set forth in
Section 3 of the Note. The Company represents and warrants that as of the date hereof and, after giving effect to this Second Amendment and the transactions contemplated hereby, no Default or Event of Default has occurred and is continuing.

          4. Effectiveness. The Second Amendment shall become effective as of the date upon which the Holder receives the counterpart of this Second Amendment duly executed by the Company and a duly executed copy of the side letter, dated the date hereof, between the Company and the Holder.

          5. Continuing Effect of the Transaction Documents. This Second Amendment shall not constitute an amendment of any other provisions of the Note or any other Transaction Documents not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Company that would require a waiver or consent of the Holder. Except as expressly amended hereby, the provisions of the Note and the other Transaction Documents are and shall remain in full force and effect.

          6. Counterparts. This Second Amendment may be executed by the parties hereto in any number of separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

          7. GOVERNING LAW. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.



                                        BIO-PLEXUS, INC.


                                        By: /s/ Carl R. Sahi
                                           --------------------------------
                                           Name:  Carl R. Sahi
                                           Title: President and Chief
                                                  Executive Officer


                                        APPALOOSA INVESTMENT LIMITED
                                          PARTNERSHIP I

                                        By:  Appaloosa Management L.P., its
                                               General Partner
                                        By:  Appaloosa Partners Inc., its
                                               General Partner


                                        By: /s/ James E. Bolin
                                           --------------------------------
                                           Name:   James E. Bolin
                                           Title:  Vice President